Exhibit 10.10
CARLISLE COMPANIES INCORPORATED
RESTRICTED SHARE AGREEMENT
This Agreement (the "Agreement") is made as of [[GRANT DATE]] (the "Date of Grant") by and between Carlisle Companies Incorporated (the "Company") and [[FIRST NAME]] [[LAST NAME]] (the "Grantee").
1.    Grant of Restricted Shares. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Company's Incentive Compensation Program (the "Program"), the Company hereby grants to the Grantee as of the Date of Grant [[SHARES GRANTED]] Common Shares as Restricted Shares (the "Restricted Shares"). The Restricted Shares shall be fully paid and nonassessable and shall be represented by a certificate or certificates registered in the Grantee's name, endorsed with an appropriate legend referring to the restrictions hereinafter set forth.
2.    Restrictions on Transfer of Restricted Shares. The Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Restricted Shares have become nonforfeitable as provided in Section 3 hereof; provided, however, that the Grantee's rights with respect to such Common Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 2 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Common Shares.
3.    Vesting of Restricted Shares. The Restricted Shares shall become nonforfeitable on the first anniversary of the Date of Grant. Subject to the terms of the Program and notwithstanding the preceding sentence, all of the Restricted Shares shall immediately become nonforfeitable and distributable to the Grantee if, prior to the date the Restricted Shares become fully nonforfeitable pursuant to the preceding sentence, (i) the Grantee dies, (ii) the Grantee resigns pursuant to applicable term limits of the Board of Directors of the Company (the “Board”), (iii) the Grantee becomes disabled (as defined in the Program), or (iv) a Change of Control occurs.
4.    Forfeiture of Shares.     The Restricted Shares shall be forfeited if the Grantee ceases to serve on the Board prior to the date the Restricted Shares become fully nonforfeitable pursuant to Section 3. In the event of a forfeiture, the certificate(s) representing the Restricted Shares covered by this Agreement shall be cancelled.
5.    Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the Restricted Shares covered by this Agreement. The Grantee acknowledges that the Restricted Shares are being acquired for investment and that the Grantee has no current intention to transfer, sell or otherwise dispose of such shares, except as permitted by the Program and in compliance with Applicable Laws.
6.    Irrevocable Appointment. The Restricted Shares shall be held in “book entry” form. The Grantee hereby irrevocably appoints any officer of the Company as his or her attorney-in-fact to transfer the Restricted Shares to the Company in the event of the forfeiture of such shares.

7.    No Service Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of service with the Company, nor limit or affect the right of the Company stockholders to terminate the service or adjust the compensation of the Grantee.
8.    Deferral of Distribution of Restricted Shares. The Grantee may elect to defer distribution of all (or any portion) of the Restricted Shares, if eligible. To be effective, the Grantee must complete a deferral election under the Carlisle Companies Incorporated Nonqualified Deferred Compensation Plan for Non-Employee Directors (the “Deferral Plan”) within thirty (30) days of the date of this Agreement and otherwise in accordance with procedures established by the administrator of the Deferral Plan. The Grantee may not elect to defer any dividend payment in respect of the Restricted Shares.
9.    Amendments. Subject to the terms of the Program, the Board may modify this Agreement upon written notice to the Grantee. Any amendment to the Program shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Any waiver of any term or condition or breach of this Agreement shall not be a waiver of any other term or condition or of the same term or condition.
10.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
11.    Relation to Program. This Agreement is subject to the terms and conditions of the Program. This Agreement and the Program contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Program, the Program shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Program. The Board acting pursuant to the Program, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Restricted Shares.
12.    Successors and Assigns. Without limiting Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
13.    Governing Law. This Agreement and any claim, controversy or dispute arising under or related to the Program or this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in such state. Each party hereto irrevocably submits, on behalf of itself and its representatives, to the exclusive jurisdiction of any state or federal court within the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer as of the date first written above and the Grantee has also executed this Agreement in duplicate, as of the date written below.
CARLISLE COMPANIES INCORPORATED

By:
Name: D. Christian Koch
Title: Chairman, President and Chief Executive Officer
2